Exhibit 99.1

Hawthorn Bancshares Announces Results of 2021 Annual Meeting

Jefferson City, MO. — June 10, 2021 — The Board of Directors of Hawthorn Bancshares, Inc. of Jefferson City, MO (NASDAQ: HWBK) announced that at the Company’s June 8, 2021 Annual Meeting of Shareholders, Frank E. Burkhead and Gus S. Wetzel, III were re-elected as Class II directors to serve three-year terms expiring 2024.

Mr. Burkhead has served as director of Hawthorn Bancshares since 2014 and is currently co-owner of Burkhead & Associates, LLC and owner of Burkhead Wealth Management. Mr. Wetzel has served as director of Hawthorn Bancshares since 2018 and is currently owner of Meadows Contracting, LLC and Meadows Development Company.

Other members of the 7 member Board include Kathleen L. Bruegenhemke, Philip D. Freeman, Jonathan D. Holtaway, Kevin L. Riley and David T. Turner. The Company’s advisory directorate is composed of Charles G. Dudenhoeffer and Dr. Gus S. Wetzel, II.

Shareholders approved ratification of the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and the shareholder advisory vote on executive pay.

About Hawthorn Bancshares, Inc.

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Contact:  Stephen E. Guthrie

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.